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                                                                    EXHIBIT 10.9

                               LICENSE AGREEMENT

This LICENSE AGREEMENT ("Agreement") is made and entered into as of this 30th day of November 2000, between LOHAN MEDIA, LLC, a California Limited Liability Company ("LM"), located at 11999 San Vicente Boulevard, Suite 400, Los Angeles, CA 90049, and INFOTOPIA, INC., a Nevada corporation ("Infotopia"), located at 218 Tearall Road, Raynham, Massachusetts 02767.


                                    RECITALS

     WHEREAS, Infotopia is in the business, among other things, of advertising, promoting, marketing, selling and distributing products in various media, including television, print, and retail; and

     WHEREAS, Infotopia desires to license from LM rights to advertise, promote, market, sell, distribute and otherwise exploit that certain bun and thigh fitness product currently known as "Body by Jake, Bun & Thigh Rocker" and all improvements and modifications thereof (the "Product") and the upsell product known as the "Body by Jake Body Shape Up System" ("Shape Up"), together with related upsells including a membership club offering and a vitamin program and any other form of revenue associated with the Product (Shape Up, together with all other upsells associated with the Product, are hereinafter collectively referred to as the "Upsells") and Infotopia desires to engage Infomercial Management Corporation ("Management Co.") to manage the advertisement, promotion, marketing, sale, distribution and exploitation of the Product and Upsells on behalf of Infotopia, all in accordance with the terms and conditions set forth herein.


                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1. Rights Granted. (a) In consideration of the compensation set forth below, but subject to the conditions set forth in Clause 1(d), below, LM hereby grants and licenses to Infotopia the exclusive rights during the Term (as defined below) to jointly, with LM, advertise, promote, market, sell, distribute and exploit the Product and related Upsells by any manner, in the agreed territory of North America, excluding Canada ("Territory") and in any and all media ("Rights"), including, without limitation, airing the Infomercial (as defined below), commercial and promotional spots on broadcast, cable, satellite and all other forms of television transmission now existing or hereafter developed, television shopping programs such as QVC and HSN, radio, internet, all print media, direct mail solicitation, inbound and outbound telemarketing, PI media, catalog sales, continuity program, retail sales and all other channels or means of distribution now existing or hereafter developed. Infotopia acknowledges that the rights to distribute the Product in international markets are specifically excluded; provided that LM shall pay to Infotopia a monthly reverse royalty of seventy-five cents ($0.75) for every Product unit sold in the international markets after February 20, 2001. The term "Infomercial" shall mean that current twenty-eight minute thirty second (28:30) television commercial designed to sell the Product by means of direct response by the customer, and any parts thereof.

     (b) In connection with the Rights granted by LM to Infotopia hereunder, and subject to the conditions and limitations stated in the preceding clause 1(a), LM hereby grants to Infotopia the exclusive license in the Territory to use, jointly with LM, all copyrights, patents, trademarks and all other intellectual property relating to the Product and Shape Up owned,
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licensed and/or controlled by LM. LM represents and warrants that copies of any patent applications, patent licenses, patents, copyrights, copyright registrations, trademarks and trademark registrations which it may own, license and/or control with respect to the Product and Shape Up shall be provided to Infotopia upon request. In addition, and subject to the conditions and limitations contained in clause 1(a) hereof, LM hereby grants to Infotopia the exclusive license to use, jointly with LM (i) any and all artwork and promotional materials, if any, that LM may own, license and/or control with respect to the Product and Shape Up, and (ii) the names, likenesses, endorsements and testimonials of all endorsers and other persons with respect to the Product and Shape Up, but only to the extent of LM's rights relating thereto. All copyrights, patents, trademarks and all other intellectual property relating to the Product and Shape Up owned, licensed and/or controlled by LM shall remain the sole property of LM, and neither Infotopia nor any third party shall acquire any right, title or interest in such copyrights, patents, trademarks or other intellectual property by virtue of this Agreement or otherwise. Any unauthorized use of such copyrights, patents, trademarks or other intellectual property by Infotopia shall be deemed an infringement of the rights of LM therein. Infotopia shall not in any way or at any time dispute or attack the validity or contest the rights of LM in or to any of such copyrights, patents, trademarks or other intellectual property.

     (c) All of the Rights set forth in this clause 1 may be exercised and exploited by Infotopia only in accordance with the prior approval of LM and such Rights may not be exercised and exploited by Infotopia in any manner without the direct participation of LM. Additionally, Infotopia may not alter the Infomercial in any way, or add to, delete or change the Upsells offered thereby, without the prior and express written approval of LM; provided that LM shall cause Infotopia's name and logo to be edited into all versions of the Infomercial to be aired by Infotopia after the satisfaction of the conditions precedent set forth in clauses 5(a) and 3(b) hereof.

     (d) All rights granted herein in this Clause (1) are subject to Infotopia's satisfaction of the conditions set forth in this Agreement, and subject specifically to the conditions set forth in Clauses 3, 4 and 5. During the Term hereof, LM will be allowed to purchase up to $300,000.00 per week in television media to broadcast the INFOMERCIAL, and Infotopia will be allowed to purchase up to $450,000 per week to broadcast the Infomercial. In the event that the weekly media ratio for sales of Product and Upsells equals or exceeds 3.6/1, then for as long as such minimum 3.6 ratio is maintained, Infotopia may increase its weekly media without limit. In the event that the parties mutually agree, at some future date, that additional weekly media purchases above the foregoing maximums are warranted regardless of the weekly media ratios, then Infotopia may purchase additional weekly media in an amount to be agreed on at a future date, and from time to time, as warranted. During the Term hereof, Infotopia shall share equally with LM in the Net Revenues generated by PI media, which PI media and the sales therefrom shall be contracted for and monitored exclusively by LM. Net Revenues is defined as the selling price, less cost of PI media, cost of shipping and handling, cost of Product and Upsells per Clause 3(b), a 10% reserve for returns and bad debt, and the cost of telemarketing and fulfillment. Until February 20, 2001, LM shall have the exclusive right, and Infotopia shall have no right, to market the Product and Upsells via print media and retail distribution channels, as well as via home shopping channels, including HSN and QVC. After February 20, 2001, Infotopia shall receive a 45% share of the Home Shopping Net Revenue generated by home shopping channels in accordance with Clause 7(b) hereof, which home shopping channel sales shall be contracted for and monitored exclusively by LM. Home Shopping Net Revenue is defined as the selling price, less cost of goods sold, less royalty payment to Producers and Jake. Finally, after February 20, 2001, Infotopia shall have the exclusive right, during the Term hereof, and LM shall have no right, to market Retail Sales of the Product and Upsells and LM shall receive a 45% share of the Adjusted Gross Retail Revenue generated by such Retail Sales in accordance with Clause 4(c) hereof.

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2.   Engagement of Management Co.; Services of Management Co.    (a) Subject to
the satisfaction of the conditions precedent set forth in clauses 5(a) and 3(b) hereof, Infotopia shall engage Management Co. and its designees to render Management Co.'s services as Infotopia's exclusive management company during the Term of this Agreement to manage and oversee all operations relating to the advertising, promotion, ordering, sale, marketing, distribution and exploitation of the Product and related Upsells, all on the terms and conditions set forth herein. Infotopia and LM understand that Management Co. shall have the right to render services to other persons, firms or corporations either in the capacity in which Management Co. shall be engaged by Infotopia, or otherwise, as well as to engage in any and all other business activities and to devote such time as it may seem advisable, in its sole discretion, to such businesses.

     (b) During the Term of this Agreement, Infotopia shall cause Management Co., subject to Infotopia's performance of its obligations hereunder, to manage and oversee all operations relating to the advertising, promotion, ordering, sale, marketing, distribution and exploitation of the Product and related Upsells, all subject to LM's approval, including:

     (i) Coordination of advertising and promotion for the Product and Upsells;
     (ii)    Coordination of telemarketing services;
     (iii)   Coordination of television media buying;
     (iv)    Coordination of fulfillment;
     (v)     Implementation of continuity program;
     (vi)    Coordination of the ordering of the Product and Upsells;
     (vii) Implementation of non-television distribution channels for the Product and Upsells;
     (viii)  Coordination of customer service regarding the Product and Upsells;
     (ix) Oversee all transactional, financial, business and contractual matters relating to the marketing of the Product, including the negotiation of contracts (in consultation with Infotopia) for all of the above services; and
     (x) Providing general management and administrative services with respect to the day-to-day operations of the marketing and distribution of the Product.

     (c) Infotopia agrees that the fulfillment center shall be Promotions Distributor Services Corp. ("PDS") and the telemarketing service shall be West Telemarketing and any changes in fulfillment center, telemarketing service and any other material vendor shall require the prior written mutual approval of LM and Infotopia.

     (d) On the Wednesday of each week during the Term hereof, Infotopia shall cause LM to be provided with copies of all telemarketing, fulfillment and media reports showing all activity for the prior week, as well as any other reports which LM may request from time to time. Additionally, upon execution hereof, Infotopia will immediately authorize and instruct West Telemarketing, PDS and any media agency used by Infotopia to allow LM to direct, unrestricted and uninterrupted access from West Telemarketing, PDS and any media agency used by Infotopia to any and all online computer data and reports collected and generated by West Telemarketing and PDS relating to sales of the Product and Upsells, as well as placement and procurement of media purchases by Infotopia.

     (e) On the Wednesday of each week, Infotopia agrees to cause Rigney Friedman Business Management, Inc. to transmit via wire transfer to LM's bank account all royalties due LM based on the prior week's Gross Sales Revenues, including those royalties due Body by Jake Enterprises, LLC, and the producers of the Infomercial as provided for in clause 4(b), on a priority, first monies basis, without regard to whether or not the Adjusted Gross Revenues and

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related Costs for the prior week have been calculated, and without regard to whether any of the prior week's Adjusted Gross Revenues have been remitted to Infotopia. Notwithstanding any other liability that Infotopia may have to LM under this Agreement, Infotopia specifically warrants to LM that any and all weekly royalty monies due LM shall be transmitted to LM in accordance with this clause.

     (f) Infotopia agrees to open and maintain a separate bank account for the exclusive use of Management Co. for the purposes hereunder ("Bank Account")
(i) in which all Gross Sales Revenues, as defined in clause 3(c) hereof, and the Wholesale Selling Price shall be deposited, (ii) in which all Costs (as defined in clause 3(a) hereof) shall be deposited, (iii) from which all Costs shall be paid, (iv) from which all royalties and bonuses hereunder due to LM, third parties and Management Co. shall be distributed and paid and (v) from which all Adjusted Gross Revenues due to Infotopia and Management Co. shall be distributed. The sole signatories on the Bank Account shall be representatives of Rigney Friedman Business Management, Inc.

     (g) Throughout the Term hereof, LM and Infotopia will coordinate and mutually agree and approve the PI Media to be placed by LM, and the respective television media to be placed by both parties on a weekly basis in order to rotate on an equitable basis favorable media placements. LM and Infotopia shall each cause their respective media purchasers to provide weekly media reports to the other party reflecting such party's media placement, Product sales and individual and cumulative media ratios for the preceding week.

3.   Obligations of Infotopia.     (a)  Infotopia shall be solely responsible to
fund and deposit into the Bank Account all fees, costs and expenses (collectively, "Costs") in connection with the management by Management Co. of the advertising, promotion, ordering, sale, marketing, distribution and exploitation of the Product and related Upsells, including, without limitation, production and post-production costs; media costs; Product and Upsells costs; ordering costs; freight and transportation costs; telemarketing costs; fulfillment costs; credit card and bank costs; packaging costs; marketing costs; customer service costs; training costs; professional service fees; celebrity/talent/experts fees and royalties and testimonial costs; internet costs; third party license fees; third party marketing commissions; insurance costs; management and personnel; a two percent (2%) royalty of the "Gross Sales Revenues" as defined in clause 3(c) hereof payable to Management Co. for its management obligations to be performed with respect to the Product; travel costs; returns, refunds, chargebacks and bad debts; and all other documented out-of-pocket expenses incurred in connection with the transactions contemplated hereunder and approved by Infotopia and Management Co. Neither Management Co. nor LM shall have any responsibility whatsoever to pay for any of such fees, costs and expenses.

     (b) Upon placement of all purchase orders with LM, Infotopia will place with LM a deposit of equal to 30% of the cost of each Product and Shape Up unit ordered, and Infotopia will pay the balance due twenty-four hours prior to scheduled delivery of the units to PDS. Concurrently with the consummation of the transaction set forth in clause 5(a) hereof, (i) Infotopia shall place purchase orders with LM exclusively for Eight Thousand (8,000) units of the Product and Four thousand four hundred (4,400) units of the Shape Up (the "Initial Order"), and Infotopia shall pay $56.00 per unit for the Product and $8.00 per unit for the Shape Up, to be delivered to Infotopia's fulfillment center. Upon execution of this Agreement, Infotopia will place a deposit of equal to 30% of the cost of each Product and Shape Up unit ordered ($144,960). LM will deliver to PDS a minimum of 3,333 units of Product and 1,833 units of Shape Up each week starting on November 27, 2000. Thereafter, Infotopia agrees to purchase exclusively from LM and take delivery of a minimum of 15,000 units of Product and 8,250 units of Shape Up per month, starting January 2001, until such time as the Gross Sales Revenues to Costs Per Order ratio (the "Sales to Media Ratio") falls below an average of 2.7/1 per week for three (3) consecutive weeks at which time there will be no additional minimum requirements,

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and in which event LM, in addition to any other rights and remedies provided for herein, and in exchange for payment to Infotopia of a weekly reverse royalty of two percent (2%) of Gross Sales Revenues, shall be permitted to supplement Infotopia's media order with additional media in excess of the limit set forth in Clause 1(d) hereof, in order to broadcast the Infomercial for LM's own account and to take any and all other actions necessary to fulfill orders for Products and Upsells relating to LM's own media order for LM's own account, including, without limitation, purchasing Product and Upsell units. Such monthly minimum requirements shall be deemed waived by the parties hereto only to the extent Infotopia is unable to achieve a Sales to Media Ratio of 2.7/1 per week for three (3) consecutive weeks from the purchase of Three Hundred Thousand Dollars ($300,000) in weekly television media. Purchases of the Product and Shape Up by Infotopia shall be cumulative so that, for example, if Infotopia has purchased Product units during any month of the Term that exceeds the monthly minimum amount hereunder, such excess amount may be carried forward and applied to satisfy the minimum purchase condition for any subsequent month(s). When Infotopia has paid for 100,000 units of Product, the price per unit of Product shall be reduced by $0.50 per unit of Product to $55.50, on all future purchases; when Infotopia has paid for 200,000 units of Product, the price per unit of Product shall be reduced by an additional $1.00 per unit of Product to $54.50 on all future purchases. Infotopia shall authorize Management Co. to place on its behalf a television media order to broadcast the Infomercial in the amount of Two Hundred and Fifty Thousand Dollars ($250,000) for the first week's media, and Infotopia or its media funding agency shall pay at such time for such media order. Infotopia agrees that under no circumstances will it purchase Product or Upsells from any entity other than LM.

     (c) Infotopia shall also authorize Management Co. to place on its behalf a minimum of Two Hundred Fifty Thousand Dollars ($250,000) in weekly television media through February 20, 2001, and Three Hundred Thousand Dollars ($300,000) in weekly television media thereafter, to broadcast the INFOMERCIAL for so long as the Sales to Media Ratio of Gross Sales Revenues to Costs Per Order is 2.7/1 or greater, on a weekly basis. "Gross Sales Revenues" shall mean all gross revenues (including membership club revenues and fees) actually received by Infotopia or its agent, Rigney Friedman, with respect to sales and exploitation on the Product and Upsells in the Territory, by any means and media other than retail, reduced by (i) sales, excise, use or any other non-income taxes (if any of such taxes are included in gross revenues), and actual returns, actual refunds and actual chargebacks. "Costs Per Order" shall mean the media costs incurred in order to sell the Product and related Upsells through the airing of the Infomercial. Infotopia agrees to provide sufficient funding on an on-going basis required to maintain such media minimums for so long as such Sales to Media Ratio is maintained at 2.7/1 or greater, including, without limitation, funding for media, Product units and Upsell units. In the event that (i) Infotopia fails to fund a minimum of Two Hundred Fifty Thousand Dollars ($250,000) in weekly television media to broadcast the Infomercial for any week when the Sales to Media Ratio for the previous week was 2.7/1 or greater or (ii) after February 20, 2001, Infotopia fails to fund an amount equal to Three Hundred Thousand Dollars ($300,000) in television media to broadcast the Infomercial for any week when the Sales to Media Ratio for the previous week was greater than 2.7/1, or (iii) Infotopia fails to purchase 15,000 units of Product per month as required in clause 3(b) above, LM, in addition to any other rights and remedies provided for herein, be permitted to supplement Infotopia's media order with additional media in excess of the limit set forth in Clause 1(d) hereof, in order to increase the broadcast of the Infomercial for LM's own account and to take any and all other actions necessary to increase orders for Products and Upsells relating to LM's own media order for LM's own account, including, without limitation, purchasing Product and Upsell units.

     (d) At all times during the Term of this Agreement, Infotopia shall maintain a minimum amount of working capital in the Bank Account utilized by Management Co. equal to not less than one (1) week of estimated Costs determined by Management Co. and Infotopia to




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be required for the advertising, promotion, ordering, purchase, sale, marketing, distribution and exploitation of the Product and related Upsells ("Minimum Working Capital"). Infotopia shall send as required by wire transfer in immediately available funds an amount of working capital into the Bank Account equal to the amount reflected on a weekly cash flow projection prepared by Management Co. and approved by Infotopia.

     (e) Within three (3) business days after the execution of this Agreement, Infotopia shall send by wire transfer in immediately available funds an amount equal to Twenty Five Thousands Dollars ($25,000) to Rigney Friedman Business Management, Inc.'s bank account for the benefit of LM. If conditions precedent set forth in clause 5(a) and the Initial Order and first week media purchase in clause 3(b) hereof are not satisfied for any reason, Rigney Friedman Business Management, Inc. shall release such funds to LM. If the conditions precedent set forth in clauses 5(a) and 3(b) hereof are satisfied, Rigney Friedman Business Management, Inc. shall release such funds to the Bank Account.

     (f) At all times during the Term, each of LM and Infotopia agrees to maintain in effect a policy of product liability insurance in connection with the marketing and sale of the Product and Upsells, and said insurance shall have coverage of at least one million dollars ($1,000,000.00) per occurrence and two million dollars ($2,000,000.00) in the aggregate. Each of LM and Infotopia agrees to cause the other party and Management Co. to be named as additional insureds on all such policies for at least a period of two (2) years after the expiration or termination of the Term.

4. Compensation to LM for License. In consideration for the license by LM of the Rights set forth herein, Infotopia shall compensate LM as follows, subject to the satisfaction of the conditions precedent set forth in clauses 5(a) and 3(b) hereof:

     (a) During the Term hereof, Infotopia shall pay LM a weekly royalty of five percent (5%) of one hundred percent (100%) of Gross Sales Revenues of the Product and Upsells from sales and exploitation of the Product and Upsells by any means and media other than Retail Sales. The royalty payable to LM shall be paid to LM in accordance with clause 2(e) hereof. LM agrees that out of said 5% royalty it shall pay Jake Steinfeld a 2% additional royalty in accordance with Paragraph 5(a)(i) of Exhibit "A" hereto.

     (b) During the Term hereof, Infotopia shall pay LM additional weekly royalties, in accordance with clause 2(e), for payment in full by LM to Body By Jake Enterprises, LLC, and the producers of the INFOMERCIAL of all compensation relating to the Product and Upsells payable to such parties per the agreements between LM and Body By Jake Enterprises, LLC and LM and the producers of the Infomercial, copies of which are attached hereto as exhibits "A" and "B" respectively, and in the following amounts: (i) three percent (3%) of one hundred percent (100%) of Gross Sales Revenues of the Product and Upsells from Direct Response Sales (defined as sales directly to the consumer via direct response advertising) and exploitation of the Product and Upsells; (ii) six percent (6%) of one hundred percent (100%) of Gross Sales Revenues of the Product and Upsells from Home Shopping Channels (defined as sales to home shopping channels) and Retail Sales; (iii) four percent (4%) of one hundred percent (100%) of Gross Sales Revenues of the Product and Upsells from Internet (defined as sales via the web and through a web site) and other sales.
Subject to mutual agreement with Jake Steinfeld, Steinfeld will appear personally on home shopping channels to promote the Product. In the event of such personal appearance by Steinfeld, Infotopia shall reimburse or pay directly for first class round trip travel expenses, chauffeured automobile and first class hotel accommodations and other travel costs incurred in

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fulfilling such obligations. It is agreed that all internet sales will be processed exclusively through the existing BodyByJake.com web site. Throughout the Term of this Agreement, internet sales shall be allocated proportionately and paid weekly by LM to Infotopia based on the weekly media spent by each party. Said payments shall be made by the Wednesday of each week based on the sales of the prior week. (c) LM shall receive a monthly royalty of forty-five percent (45%) of one hundred percent (100%) of the "Adjusted Gross Retail Revenue" of the Product and Upsells from Retail Sales of the Product and Upsells. Infotopia agrees to cause Rigney Friedman Business Management, Inc. to transmit via wire transfer to LM's bank account all royalties due LM based on the prior month's Adjusted Gross Retail Revenue. Monthly statements and payments shall be sent to LM within fifteen (15) days after the end of the preceding month. "Retail Sales" shall mean all channels of distribution for the sale of the Product and Upsells to the ultimate consumer exclusive of DRTV, internet sales, international and Canadian sales, PI sales and home shopping channel sales. For purposes of this clause 4(c), "Adjusted Gross Retail Revenues" shall mean one hundred percent (100%) of the Wholesale Selling Price actually received by Infotopia, less all Costs associated with the Retail Sales incurred by Infotopia, and a ten percent (10%) holdback of the Wholesale Selling Price as a reserve against returns, refunds, chargebacks, bad debts and similar deductions relating to Products and Upsells sold hereunder. "Wholesale Selling Price" shall mean the gross amount invoiced by Infotopia or its designee on behalf of Infotopia to retailers and/or distributors for resale to consumers and actually received by Infotopia or its designees on behalf of Infotopia in respect of Retail Sales of the Product and Upsells.

     (d) Notwithstanding anything to the contrary contained herein, "Gross Sales Revenues" and "Adjusted Gross Retail Revenue" shall not include any gross revenues received by LM with respect to sales and exploitation of the Product and Upsells by any means and media after the effectiveness of this Agreement (i.e., the satisfaction of the conditions precedent set forth in clauses 5(a) and 3(b) hereof) to the extent such gross revenues are realized from sales made, or purchase orders for units of the Product and Upsells placed, prior to the effectiveness of this Agreement.

5. Compensation for Services. In consideration of the services to be rendered by LM and Management Co. as set forth herein, Infotopia shall compensate LM and Management Co. during the Term as follows:

     (a) Upon execution hereof, Infotopia shall issue directly into escrow for the benefit of LM's designees 10,000,000 shares of Infotopia's unrestricted, free trading common stock equal in value to $1,000,000 in consideration of manufacturing and ongoing sales campaign consultation. Such shares shall be placed in escrow with Jeff Rinde, Attorney at Law, at 6 East 43rd Street, New York, New York 10017, as attorney for Infotopia. Within five (5) business days from and including the date of the execution hereof, Infotopia's financial consultants shall purchase from LM's designees all of such shares of Infotopia's unrestricted, free trading common stock for the price of One Million Dollars ($1,000,000). Such financial consultants shall place One Million Dollars ($1,000,000) into escrow in the client trust account of Jeff Rinde, Attorney at Law, at 6 East 43rd Street, New York, New York 10017, as attorney for Infotopia. In accordance with the instructions set forth in an escrow agreement satisfactory to LM, Jeff Rinde, Attorney at Law shall consummate such stock purchase transaction by delivering such shares of Infotopia's unrestricted, free trading common stock to Infotopia's financial consultants and the One Million Dollars ($1,000,000) to LM's designees by wire transfer in immediately available funds, subject to the concurrent satisfaction by Infotopia of the conditions set forth in clause 3(b) hereof regarding the Initial Order and the first week media purchase. Notwithstanding any of the foregoing, Infotopia shall not issue directly into escrow for the benefit of LM's designees such shares of unrestricted, free trading common stock until LM's legal counsel has received and approved in writing, written securities and tax legal opinions furnished by Infotopia's legal

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counsel confirming that (i) such stock purchase transaction, if consummated, will comply with all applicable securities laws and (ii) the issuance of such shares of unrestricted, free trading common stock into escrow for the benefit of LM's designees, if such stock purchase transaction is not consummated, shall not have any adverse tax consequences to or result in a taxable event for any of LM or its designees. If such stock purchase transaction is not consummated for any reason within five (5) business days from and including the date of the execution hereof, this Agreement shall be void ab initio and of no force or effect and all of such shares shall be returned to the treasury of Infotopia. In the event the sale of the stock does not equal $1,000,000, Infotopia is obligated to make up any shortfall in an additional cash payment.

     (b) Infotopia shall pay LM an additional cash payment of $1,000,000 on February 20, 2001.

     (c) Upon execution hereof, Infotopia shall issue to LM's designees, in accordance with all applicable securities laws, 7,000,000 shares of Infotopia's unrestricted, free trading common stock. LM agrees to cause the LM designees to not sell said shares until 60 days after their receipt thereof.

     (d) After February 20, 2001, Infotopia shall pay LM additional cash bonuses equal to Two Hundred Fifty Thousand Dollars ($250,000), for every Five Million Dollars ($5,000,000) of Gross Sales Revenue of the Product and Upsells (including membership club revenues) and including Retail Sales, achieved by Infotopia, payable within fifteen (15) business days following the achievement of each Five Million Dollars ($5,000,000) of Gross Sales Revenue of the Product and Upsells (including membership club revenues) and including Retail Sales.

     (e) From the date of execution hereof, Infotopia shall pay Management Co. a weekly royalty of two percent (2%) of one hundred percent (100%) of Gross Sales Revenues of the Product and Upsells from sales and exploitation of the Product and Upsells by any means and media other than Retail Sales for its management duties stated herein. The royalty payable to Management Co. shall be paid to Management Co. each week as a first priority after LM has been paid its royalties.

     (f) Management Co. shall receive a monthly royalty of ten percent (10%) of one hundred percent (100%) of the Adjusted Gross Retail Revenue of the Product and Upsells from Retail Sales of the Product and Upsells. Infotopia agrees to cause Rigney Friedman Business Management, Inc. to transmit via wire transfer to Management Co.'s bank account all royalties due Management Co. based on the prior month's Adjusted Gross Retail Revenue. Monthly statements and payments shall be sent to Management Co. within fifteen (15) days after the end of the preceding month.

     (g) Management Co. shall receive a monthly royalty of three percent (3%) of one hundred percent (100%) of the Adjusted Gross Revenues (as defined below) of the Product and Upsells from sales and exploitation of the Product and Upsells. Infotopia agrees to cause Rigney Friedman Business Management, Inc. to transmit via wire transfer to Management Co.'s bank account all royalties due Management Co. based on the prior month's Adjusted Gross Revenues.

6. Adjusted Gross Revenues (a) The business management firm of Rigney Friedman Business Management, Inc. shall distribute to Infotopia or cause to be paid to Infotopia by the applicable fulfillment house all "Adjusted Gross Revenues less Management Co.'s share thereof in accordance with Clause 5(g) hereof. For purposes of this Agreement, "Adjusted Gross Revenues" shall mean one hundred percent (100%) of the Gross Sales Revenues and the Wholesale Selling Price actually received by Infotopia or its designees on behalf of Infotopia, plus any funds released from the holdback described below, less all Costs, a ten percent (10%) holdback of Gross Sales Revenues and the Wholesale Selling Price as a reserve against returns, refunds, chargebacks, bad debts and similar deductions relating to Products and Upsells sold hereunder, all royalties payable to LM, third parties and Management Co. hereunder and a reserve for Minimum Working Capital.

     (b) LM makes no representations or warranties that the advertising, promoting, manufacturing, marketing, distributing, selling and/or exploiting of the Product and Upsells will be profitable and result in Adjusted Gross Revenues. Infotopia acknowledges that any sales projections of the Product and Upsells provided to Infotopia by LM are estimates only, are not representations that sales in the projected quantity will be sold and provide no guarantees concerning the performance of the Product and Upsells. LM does certify that it has tested a minimum of $600,000.00 in media and achieved an average media ration of 3.5/1 and will provide documentation of such results upon execution.

7.   Accounting.  (a)    Adjusted Gross Revenues hereunder shall be calculated
on a monthly basis in conjunction with the business management firm of Rigney Friedman Business Management, Inc., and said firm shall furnish Infotopia monthly with an itemized statement setting forth the Gross Sales Revenues and the Wholesale Selling Price during the preceding month together with the computations of the Adjusted Gross Revenues with respect thereto. Monthly statements shall be sent to Infotopia and LM within fifteen (15) days after the end of the preceding month. A monthly disbursement shall be made to Infotopia for the Adjusted Gross Revenues, if any, for the preceding month. LM shall at reasonable times have the right to inspect the books and records as maintained by Rigney Friedman Business Management, Inc. Infotopia will not change the service entity of Management Co., Rigney Friedman Business Management, Inc. nor engage a new service entity or business management entity without the prior written consent of LM.

     (b) Throughout the Term hereof, LM and Infotopia shall share equally in all Net Revenues generated from all PI media contracted for by LM. LM shall make a monthly disbursement to Infotopia for its share of the Net Revenues, if any, for the preceding month from such PI Media. LM shall cause its third party PI Media companies to provide monthly statements to Infotopia reflecting such party's PI Media Product sales.

     (c) Subject to Infotopia's performance with Clauses 3, 4 and 5, LM shall pay to Infotopia a monthly reverse royalty of seventy-five cents ($0.75) for every Product unit sold in the international markets after February 20, 2001, from which time LM shall cause its accounting representative, Colin Sapire and Company, to provide monthly statements to Infotopia certifying to the number of Product units sold in the international markets, if any, for the preceding month. Monthly statements and distributions shall be sent to Infotopia within thirty
          (30) days after the end of the preceding month.

8.   Term of Agreement; Conditions Precedent; Kill Fee.
(a) The term of this Agreement (the "Term") shall at all times be subject to LM's rights to distribute the Product as provided for in clause 1(a) hereof. The Term shall commence and this Agreement shall be effective upon the satisfaction of the conditions precedent set forth in clause 5(a) and the Initial Order and first week media purchase in clause 3(b) hereof and shall continue until January 31, 2004 unless sooner terminated in accordance with the provisions set forth herein or if the Gross Sales Revenues from the sales of the Product and Upsells fail to exceed Fifty Thousand Dollars ($50,000) per week for three (3) consecutive weeks. Upon the expiration of the Term, this Agreement may be extended on terms to be mutually agreed upon by the parties hereto, with such extension agreement(s) to be executed not less than thirty
(30) days prior to the end of the Term or any extended term.

     (b) If the conditions precedent set forth in clauses 5(a) and 3(b) hereof are not satisfied for any reason, then this Agreement shall be void ab initio and of no force and effect and LM shall have no obligations whatsoever hereunder.

     (c) In the event the conditions precedent set forth in clauses 5(a) and 3(b) hereof are not satisfied for any reason, Infotopia shall pay to LM a "kill" fee equal to Twenty Five Thousand Dollars ($25,000) in accordance with the terms of clause 3(e) hereof. This subparagraph 8(c) shall survive notwithstanding the fact that this Agreement shall be void ab initio and of no force and effect if such conditions precedent are not satisfied.

9. Customer List. The name, address, telephone number, credit card information and all other customer data collected by LM and Infotopia relating to the Product and Upsell units sold after the effectiveness of this Agreement during the Term ("Customer List"), shall be jointly owned by LM and Infotopia. Neither LM nor Infotopia shall sell, lease, rent or otherwise transfer all or any portion of the Customer List to any third party without the written approval of the other party, which approval shall not be unreasonably withheld or delayed.

10. Infringement. LM agrees to take all steps and do all filings and registrations to maintain all copyrights, patent licenses, trademarks and all other intellectual property relating to the Product in force, all at Infotopia's expense. LM shall promptly notify Infotopia of any information obtained regarding infringements or imitations by third parties of the Product or the intellectual property relating thereto. In connection therewith, LM agrees to fully cooperate with Infotopia to stop such infringement or imitations. Any recovery of damages shall be shared on an equal basis by Infotopia and LM after deduction of all costs and expenses paid by Infotopia relating to such infringement or imitations. Infotopia acknowledges that Infotopia shall not, without the consent and/or participation of LM, defend or prosecute any action relating to the Product or the intellectual property relating thereto, and that LM, at its sole discretion, may elect to defend or prosecute, or to participate in the defense or prosecution of, any action relating thereto, at Infotopia's expense. In the event that LM undertakes the defense or prosecution of any litigation relating to the Product or intellectual property relating thereto, Infotopia agrees to fully cooperate with LM in any such proceeding, to join with LM as a party to any action brought by LM if required or requested by LM, and to execute any and all documents and do all acts which may be necessary or of aid, at the determination of LM's legal counsel, to carry out such litigation. The provisions of this clause shall survive any expiration or termination of this Agreement.

11. Non-Compete. Except as provided in clause 1(a) hereof, during the Term of this Agreement, LM shall not, directly or indirectly, either alone or in participation with any other person or entity, engage in or be involved with marketing or distributing any other product substantially similar in design, composition, content or function to the Product, unless LM first offers Infotopia the right to participate in the marketing and distribution thereof in accordance with the terms and conditions set forth in clause 12 hereof. At any time during the Term of this Agreement and for one (1) year following the date of expiration or termination of this Agreement, Infotopia shall not, directly or indirectly, either alone or in participation with any other person or entity, engage in or be involved with the advertisement, promotion, manufacturing, marketing, sale, distribution or exploitation of any other product substantially similar in design, composition, content or function to the Product.

12. Right of First Refusal. During the Term of this Agreement, LM shall grant Infotopia a right of first refusal regarding the advertisement, promotion, manufacturing, marketing, sale, distribution and exploitation of (i) any other product substantially similar in design, composition, content or function to the Product that LM intends to develop and market. Infotopia shall have seven (7) business days to determine whether Infotopia is interested in exploiting such product offered by LM and in negotiating to acquire rights therein and thereto. If Infotopia serves notice that Infotopia is not interested in any such product or fails to notify LM of its interest or lack of interest with respect to such product within such seven
(7) business day period, LM shall then have the right to dispose of rights in and to such product or exploit such product in any manner it shall choose thereafter without any further obligation to Infotopia with respect thereto. If Infotopia serves written notice that it is interested in such product, LM will negotiate in good faith with Infotopia with respect to the rights in and to such product. If such negotiations shall not result in a binding written agreement between LM and Infotopia within a period of fifteen (15) business days from the commencement of such negotiations, LM shall then have the right to dispose of rights in and to such product or exploit such product in any manner it shall choose thereafter without any further obligation to Infotopia with respect thereto.

13. Representations and Warranties. Each party represents and warrants to the other as follows:

     (a) It has all requisite right, power and authority to enter into this Agreement and to grant the rights set forth herein.

     (b) The execution and delivery of this Agreement by it and the performance of its obligations hereunder, do not and will not conflict with or result in a breach of or a default under its organizational instruments or any other agreement, instrument, order, law or regulation applicable to it or by which it may be bound.

     (c) This Agreement has been duly and validly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

     (d) It has not granted and will not grant any rights that would conflict with or derogate from the rights granted to hereunder.

     (e) It has not previously entered into any agreement and shall not enter into any agreement that would conflict with or derogate from the rights granted or the services to be rendered hereunder.

14. Termination by Infotopia. (a) Infotopia shall be permitted to terminate this Agreement immediately by written notice to LM upon the occurrence of any of the following: (i) if LM files a voluntary petition under the United States Bankruptcy Code; (ii) if LM is the subject of an involuntary petition under the United States Bankruptcy Code which is not dismissed within sixty (60) days after the filing thereof; (iii) if LM makes an assignment for the benefit of creditors, applies for or consents to the appointment of any receiver or trustee of all or any material part of its property; or (iv) if LM institutes a dissolution or liquidation proceeding with respect to its business.

     (b) Infotopia shall be permitted to terminate this Agreement upon the breach by LM of any material representation, warranty, covenant or agreement contained in this Agreement (unless such breach is the result of a force majeure event). Prior to any termination pursuant to this subparagraph (b), Infotopia shall give LM written notice of, and thirty (30) days to cure, such breach, if such breach is curable, and if such breach is cured to Infotopia's satisfaction within such thirty (30) day period, Infotopia shall not be permitted to terminate this Agreement. If such breach is not curable (giving written notice of a non-curable breach being the only requirement prior to termination) or such breach is not cured to Infotopia's satisfaction within such thirty (30) day period, this Agreement shall terminate without the need for further action by Infotopia. Such right of termination shall be in addition to such other rights and remedies as Infotopia may have under applicable law.

15. Termination by LM. (a) LM shall be permitted to terminate this Agreement immediately by written notice to Infotopia upon the occurrence of any of the following: (i) if Infotopia files a voluntary petition under the United States Bankruptcy Code; (ii) if Infotopia is the subject of an involuntary petition under the United States Bankruptcy Code which is not dismissed within sixty (60) days after the filing thereof; (iii) if Infotopia makes an assignment for the benefit of creditors, applies for or consents to the appointment of any receiver or trustee of all or any material part of its property; (iv) if Infotopia institutes a dissolution or liquidation proceeding with respect to its business; or (v) if Infotopia ceases to be a publicly traded company.

     (b) LM shall further be permitted to terminate this Agreement upon the occurrence of any of the following: (i) the breach by Infotopia of Infotopia's agreements contained in any of clauses 1(c), 3, 4, 5 or 25 of this Agreement,
(ii) the unauthorized use by Infotopia of the Rights, (iii) the unauthorized use by Infotopia of any copyrights, patents, trademarks or other intellectual property relating to the Product owned, licensed and/or controlled by LM, (iv) Infotopia's failure to purchase and fund media for any two (2) weeks, (v) Infotopia's failure to purchase and fund Product and Upsells as agreed to in this Agreement, or (vi) the non-payment by Infotopia of any amount due to LM hereinabove. Prior to any termination pursuant to this subparagraph (b), LM shall give Infotopia written notice of, and seven (7) business days to cure, such breach, if such breach is curable, and if such breach is cured to LM's satisfaction within such seven (7) business day period, LM shall not be permitted to terminate this Agreement. If such breach is not curable (giving written notice of a non-curable breach being the only requirement prior to termination) or such breach is not cured to LM's satisfaction within such seven
(7) business day period, this Agreement shall terminate without the need for further action by LM. Such right of termination shall be in addition to such other rights and remedies as LM may have under applicable law.

     (c) LM shall be permitted to terminate this Agreement upon the occurrence of any of the following: (i) the breach by Infotopia of any material representation, warranty, covenant or agreement contained in this Agreement other than as set forth in clause 15(b) above (unless such breach is the result of a force majeure event). Prior to any termination pursuant to this subparagraph (c), LM shall give Infotopia written notice of, and thirty (30) days to cure, such breach, if such breach is curable, and if such breach is cured to LM's satisfaction within such thirty (30) day period, LM shall not be permitted to terminate this Agreement. If such breach is not curable (giving written notice of a non-curable breach being the only requirement prior to termination) or such breach is not cured to LM's satisfaction within such thirty
(30) day period, this Agreement shall terminate without the need for further action by LM. Such right of termination shall be in addition to such other rights and remedies as LM may have under applicable law.

16. Effect of Termination; Sales After Termination. Upon termination or expiration of this Agreement for any reason whatsoever, the following shall occur: (a) all Rights shall revert to LM and Infotopia shall have no further rights whatsoever with respect to the Product, Upsells and the intellectual property relating thereto; (b) Infotopia shall, at its own expense, return any of LM's intellectual property, artwork or materials of any kind in its possession or control; (c) for a period of three (3) months following the expiration or termination of this Agreement, all pending orders for Product or Upsells shall be filled to the extent inventory funded by Infotopia exists relating to such orders, in which case LM shall account to Infotopia for Adjusted Gross Revenues as provided for herein. Following the expiration or termination of this Agreement, LM shall have the right, but not the obligation, to repurchase any Product and Shape Up units Infotopia may have in its warehouse at the same cost as LM sold such Product and Shape Up units to Infotopia.

17.  Indemnifications.

     (a) Infotopia agrees to indemnify, hold harmless and defend LM and Management Co., its officers, directors, shareholders, employees, affiliates, representatives, designees (with respect to receipt of stock, stock options or warrants by Infotopia hereunder), agents, attorneys, licensees, distributors, successors and assigns from and against any and all losses, costs, damages, claims, suits, actions, judgments, demands, obligations, debts, liabilities, agreements and expenses whatsoever, (including, without limitation, attorneys' fees, court costs and reasonable investigation expenses) arising out of or in connection with (i) any breach by Infotopia of any covenant, representation, warranty or agreement contained herein, (ii) any unauthorized use by Infotopia of the Rights, (iii) any unauthorized use by Infotopia of any copyrights, patents, trademarks or other intellectual property relating to the Product owned, licensed and/or controlled by LM, or (iv) any issuance of stock, stock options or warrants by Infotopia hereunder.

     (b) LM agrees to indemnify, defend and hold harmless Infotopia, its officers, directors, shareholders, employees, affiliates, representatives, agents, attorneys, licensees, distributors, successors and assigns from and against any and all losses, costs, damages, claims, suits, actions, judgments, demands, obligations, debts, liabilities, agreements and expenses whatsoever, (including, without limitation, attorneys' fees, court costs and reasonable investigation expenses) arising out of or in connection with (i) any breach by LM of any covenant, representation, warranty or agreement contained herein, or
(ii) to the extent Infotopia has paid royalties to LM in accordance with clause 4(b) hereof, any subsequent failure by LM to pay such royalties to Body By Jake Enterprises, LLC, and the producers of the Infomercial.

     (c) The provisions of this clause shall survive any expiration or termination of this Agreement.

18. Injunctive Relief It is mutually understood and agreed that the Rights granted to Infotopia herein are special, unique, unusual, extraordinary and of an intellectual character, giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and that in the event of the unauthorized use by Infotopia of the Rights or the unauthorized use by Infotopia of any copyrights, patents, trademarks or other intellectual property relating to the Product owned, licensed and/or controlled by LM, LM will be caused irreparable harm for which the remedy at law is inadequate. Accordingly, LM shall be entitled to preliminary and permanent injunctive relief (mandatory or otherwise) in addition to damages, to enforce the provisions of this Agreement, and any other equitable relief, which LM deems appropriate.

19.  Confidentiality.

     (a) Infotopia agrees to hold all proprietary information and materials received from LM or its affiliates or learned during the Term, whether orally or in written form or otherwise, relating to LM's or its affiliates' products or the business being conducted by LM or its affiliates (the "Proprietary Information") in strictest confidence and not to use in any manner or to disclose the Proprietary Information to any third party except as required by law, pursuant to court order or legal process. Infotopia acknowledges that any non-permissible disclosure or use of such Proprietary Information could materially prejudice LM or its affiliates in the conduct of its business and result in substantial losses and damages.

     (b) LM agrees to hold all proprietary information and materials received from Infotopia or its affiliates or learned during the Term, whether orally or in written form or otherwise, relating to Infotopia's or its affiliates' products or the business being conducted by Infotopia or its affiliates (the "Confidential Information") in strictest confidence and not to use in any manner or to disclose the Confidential Information to any third party except as required by law, pursuant to court order or legal process. LM acknowledges that any non-permissible disclosure or use of such Confidential Information could materially prejudice Infotopia or its affiliates in the conduct of its business and result in substantial losses and damages.

20. Force Majeure. No party shall be in breach of this Agreement or be liable for damages if such party fails to perform hereunder or such party's performance is delayed as a result of war, fire, flood, labor trouble, act of governmental authority, riot, strike, accident, breakage of equipment, unavailability of materials, delay in production, delay of transportation service, acts of God, or any other similar or different contingencies beyond the reasonable control of the parties hereto. Notwithstanding anything to the contrary contained herein, the foregoing provision shall not apply to the obligations of Infotopia to fund the Costs set forth herein or to make any payment due to LM hereunder.

21. Governing Law; Jurisdiction. The provisions of this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California, without reference to choice or conflicts of law principles. Except as otherwise provided herein, any and all suits or actions, whether federal or state, for any breach of this Agreement, or otherwise arising out of this Agreement, shall be filed and prosecuted in any court of competent jurisdiction in the City of Los Angeles, State of California. The parties hereto hereby consent and submit to the jurisdiction of the courts in the City of Los Angeles, State of California and hereby agree that service of process on any party may be effected by certified mail, return receipt requested, postage prepaid. Each of the parties waives any objection that it may have based on improper venue or forum non-conveniens to the conduct of any such suit or action in any such court.

22. Amendments; Waivers; Rights Cumulative. This Agreement cannot be modified, altered or otherwise amended except by an agreement in writing signed by all of the parties hereto. No provision of this Agreement may be waived unless in writing signed by all of the parties hereto, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof. No right, power or remedy granted to the parties under this Agreement on default or breach is intended to be in full or complete satisfaction of any damages arising out of such default or breach, and any single or partial exercise of any such right, power or remedy shall not preclude any other, or further exercise thereof, or the exercise of any other right, power or remedy. Each and every right, power or remedy under this Agreement, or under any other document or instrument delivered hereunder, or allowed by law or equity, shall be cumulative and may be exercised from time to time.

23. Assignments. Neither party shall have the right to assign any of its rights or obligations to any third party without the prior written consent of the other party; provided that each of the parties shall have the right to assign any of its rights or obligations to any parent, affiliate or subsidiary company or to any other entity owning or acquiring all or substantially all of such party's stock or assets, or any division or part of such party that is charged with responsibility for this Agreement, without the prior written consent of the other party, so long as such assignee assumes all of the assignor's obligations hereunder in writing. Notwithstanding any other provision of this Agreement, any attempted assignment by either party without the prior written consent of the other party except as permitted herein shall be void and of no force or effect. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

24. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, and signatures on a facsimile copy hereof shall be deemed authorized original signatures.

25. Confidentiality of Terms. Each of the parties agrees to keep the terms and conditions contained in this Agreement confidential, and agrees not to disclose said terms and conditions to any third parties other than its representatives, attorneys and accountants except as otherwise required by law; provided that either party shall have the right to disclose the terms contained in this Agreement through a business plan, offering memorandum, prospectus or similar document for purposes of raising capital for such party provided the other party has consented thereto in writing. Each of the parties agrees that such party shall not make any public announcement, issue any press release or other publicity or confirm any statements by third parties concerning the transactions contemplated hereby, without the prior written consent of the other party (such consent may be given by e-mail or fax), except as otherwise required by law or as set forth in the next sentence. LM agrees to give a reply to Infotopia's request for approval of a press release within three (3) business days from receipt, and if LM fails to do so, such press release shall be deemed acceptable to LM. The parties further and specifically agree that Infotopia shall not issue an initial press release until (i) LM has approved such release in writing, and (ii) LM has received the initial $1,000,000 payment in accordance with Clause 5(a) and (iii) LM has received the initial payment on deposit for Product and Shape Up units per Clause 3(b).

26. Additional Documents; Cooperation. Each of the parties agrees to execute any and all additional documents or instruments, to obtain all required licenses, permits and approvals necessary to implement the transactions contemplated herein, to cooperate with the other party and to do any and all things necessary or desirable to effectuate the purposes of this Agreement.

27. Independent Contractors. It is expressly agreed and intended that each party hereto shall remain a separate legal entity from the other and each shall be an independent contractor responsible only for its own actions. Nothing contained in this Agreement shall be construed as establishing an employer/employee, partnership or joint venture relationship between the parties hereto. Each of the parties shall be responsible for payment of all of its own taxes on compensation received by it under this Agreement.

28. Notices. All notices, requests, demands and other communications (collectively, "Notices") given or made pursuant to this Agreement shall be in writing and shall be deemed received (i) on the same day if delivered in person, by same-day courier or by facsimile transmission; provided that if sent by facsimile transmission, a copy is also sent by certified mail, return receipt requested, postage prepaid, (ii) on the next day if delivered by overnight mail or courier, or (iii) three (3) business days after the date of deposit in the mails if being sent by certified mail, return receipt requested, postage prepaid, to the parties at their addresses as set forth at the beginning of this Agreement. Any of the parties to this Agreement may from time to time change such party's address for receiving notice by giving written notice thereof in the manner set forth above.

29. No Adverse Construction. The rule that an agreement is to be construed against the party drafting the agreement is hereby waived by the parties hereto, and shall have no applicability in construing this Agreement or the terms of this Agreement.

30. Legal Counsel. Each of the parties acknowledges that it had the right and opportunity to seek independent legal counsel of its own choosing in connection with the execution of this Agreement, and each of the parties represents that it has either done so or that it has voluntarily declined to do so, free from coercion, duress or fraud.

31. LIMITATION OF LIABILITY. IN NO EVENT SHALL LM HAVE ANY LIABILITY TO INFOTOPIA, INFOTOPIA'S CUSTOMERS OR ANY THIRD PARTY, FOR ANY CAUSE OF ACTION RELATING TO THIS AGREEMENT FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR SPECULATIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR USE, BUSINESS INTERRUPTION, OR LOSS OF GOODWILL, IRRESPECTIVE OF WHETHER LM HAS ADVANCE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

32. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

33. Headings. Any Paragraph headings contained in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

34. Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or agreements between the parties hereto.

35. Attorneys' Fees. If any action, suit or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party of such party's obligations under this Agreement, the prevailing party shall recover all of such party's reasonable attorneys' fees and costs incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first set forth above.


INFOTOPIA, INC.                               LOHAN MEDIA, LLC



By: /s/ Daniel Hoyng                          By: /s/ Lenny Sands
    ----------------------------                  -------------------------
Daniel Hoyng, CEO/Chairman of the Board           Lenny Sands, Managing Member